EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports July Consolidated Same Store Sales Increased 20.2%
Raises Second Quarter EPS Guidance to $0.37 - $0.38
Provides Third Quarter EPS Guidance of $0.43 - $0.47

Warrendale, PA, August 4, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the four-week period ended July 31, 2004 increased 31.0% to $145.7 million, compared to $111.2 million for the four-week period ended August 2, 2003. Comparable store sales for the American Eagle Outfitters stores increased 21.7% for the July period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 20.2% for the month compared to the corresponding period ended August 2, 2003.

Total sales for the four-week period ended July 31, 2004 include $6.2 million from the Bluenotes/Thriftys operation, compared to $6.1 million for the corresponding period last year. The 0.9% sales increase was due to the strengthening of the Canadian dollar compared to a year ago, partially offset by a comparable store sales decrease of 2.2%. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Total sales for the thirteen-week period ended July 31, 2004 increased 22.8% to $413.8 million from $337.1 million for the thirteen-week period ended August 2, 2003. Comparable store sales for the American Eagle Outfitters stores increased 13.8% for the thirteen-week period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 12.7% for the thirteen-week period compared to the corresponding period ended August 2, 2003.

Total sales for the thirteen-week period include $18.4 million from the Bluenotes/Thriftys operation, compared to $19.3 million for the corresponding period last year. The 4.7% sales decline was due to a comparable store sales decline of 4.2% for the period compared to last year, and a strengthening of the Canadian dollar. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Total sales for the twenty-six week period ended July 31, 2004 increased 21.4% to $763.8 million, compared to $628.9 million for the twenty-six week period ended August 2, 2003. Comparable store sales for the American Eagle Outfitters stores increased 11.9% for the twenty-six week period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 11.1% for the period compared to the corresponding period ended August 2, 2003.

Total sales for the twenty-six week period ended July 31, 2004 include $36.2 million from the Bluenotes/Thriftys operation, compared to $35.1 million for the corresponding period last year. The 3.1% sales increase was due primarily to the strengthening of the Canadian dollar compared to a year ago, offset by a comparable store sales decline of 1.0%. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Based on strong sales and margin performance, the company is raising its second quarter earnings expectation to $0.37 to $0.38 per share, compared to $0.11 per share in the second quarter of 2003. The company's previous second quarter earnings guidance was $0.30 to $0.32 per share. The company is also providing third quarter earnings guidance in the range of $0.43 to $0.47 per share, compared to $0.14 per share last year, which included a goodwill impairment charge of $0.11 per share related to Bluenotes.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

The company will report second quarter financial results on Thursday, August 12, 2004. To listen to the 9:00 a.m. EST conference call, please dial 877-601-0864, or go to the company's web-site, ae.com.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 759 AE stores in 49 states, the District of Columbia and Puerto Rico, 68 AE stores in Canada, and 107 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers Additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter and third quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our second quarter financial expectations may not be achieved, and third quarter sales and financial plans may not be achieved, as well as the risk that customer acceptance of our fall assortments may not be strong, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857